Exhibit 99.2

IMMEDIATE RELEASE

Friday, December 20, 2013

GANNETT AND BELO RECEIVE FCC APPROVAL

Gannett’s Acquisition of Belo to Close Promptly

McLEAN, VA and DALLAS, TX – Gannett Co., Inc. (NYSE: GCI) and Belo Corp. (NYSE: BLC) announced today that the Federal Communications Commission granted approval for Gannett’s acquisition of Belo. All regulatory approvals for the transaction have been received. Closing is expected early next week upon completion of remaining customary closing conditions.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an international media and marketing solutions company that informs and engages more than 100 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people – and the companies who want to reach them – with their interests and communities. For more information, visit www.gannett.com.

About Belo

Television company Belo Corp. (NYSE: BLC) owns and operates 20 television stations (nine in the top 25 markets) and their associated websites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, and the CW, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com.

Forward Looking Statements

Certain statements in this press release may be forward looking in nature or “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in each company’s SEC reports, including their annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.

Gannett and Belo are not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

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CONTACTS:

For investor inquiries, contact:	For media inquiries, contact:
Jeffrey Heinz	Jeremy Gaines
Vice President, Investor Relations	Vice President, Corporate Communications
703-854-6917	703-854-6049
jheinz@gannett.com	jmgaines@gannett.com

For Belo, contact:

R. Paul Fry

Vice President/Investor Relations and Treasury Operations

214-977-4465